Exhibit 99.1

For Release	Immediate

Contacts	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
(Investors) Scott Galovic, Investor Relations 317.817.3228

Conseco nominates David K. Zwiener to its Board of Directors

Carmel, Ind., April 13, 2010 – Conseco, Inc. (NYSE:CNO) announced today that its board has nominated David K. Zwiener to stand for election as a director at the company’s annual meeting of shareholders on May 11. He would fill the vacancy resulting from the decision of director Doreen Wright not to seek re-election. The other nine current directors have been nominated for re-election at the meeting.

Mr. Zwiener, 55, was an executive at Hartford Financial Services Group from 1995 to 2007, serving as executive vice president and chief financial officer from 1995 to 2001, and as president and chief operating officer of the property and casualty operations from 2000 to 2007.  In the latter role, he oversaw one of the 10 largest property and casualty insurance companies in the U.S. He also served as a member of Hartford’s board of directors. Most recently, Mr. Zwiener was chief financial officer at Wachovia Corporation, where he played a critical role in managing the bank’s capital, financial reporting and investor relations. Prior to that position, he was managing director and co-head of the financial institutions group of the Carlyle Group, a global private equity firm.

Conseco Chairman Glenn Hilliard said, “We are very pleased that David has agreed to join Conseco’s board.  His extensive experience in insurance and financial management, together with his proven leadership qualities, will be invaluable as we continue to guide Conseco to its goal of becoming a leading provider of insurance products to the senior middle market.”

Mr. Zwiener earned a Bachelor of Arts degree in economics and management science from Duke University and a masters of business administration degree in finance and marketing from the Kellogg School of Management at Northwestern University. He also serves on the board of directors of PartnerRe, Ltd, a provider of risk-assumption solutions for the global insurance and capital markets.

About Conseco
Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.  For more information, visit Conseco’s website at www.conseco.com.

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